Exhibit 17(e)

Merrill Lynch Investment Managers

Semi-Annual Report

December 31, 2001

Merrill Lynch Investment Managers

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

The Fund seeks to maximize total return, consistent with capital preservation. The Fund will seek to achieve its objective by investing all of its assets in Low Duration Master Portfolio of Fund Asset Management Master Trust, which has the same investment objective as the Fund.

The Portfolio may invest a portion of its assets in non-investment-grade debt securities, commonly referred to as high yield "junk" bonds, which may be subject to greater market fluctuations and risk of loss of income and principal than securities in higher rating categories. The Portfolio may also invest a portion of its assets in emerging markets and other foreign securities, which involve special risks including fluctuating foreign exchange rates, foreign government regulations, differing degrees of liquidity, and the possibility of substantial volatility due to adverse political, economic or other developments.

Merrill Lynch Low Duration Fund of
Merrill Lynch Investment Managers Funds, Inc.
Box 9011
Princeton, NJ
08543-9011

Printed on post-consumer recycled paper

#ML—3070—12/01

Merrill Lynch Low Duration Fund

www.mlim.ml.com.

MERRILL LYNCH LOW DURATION FUND

Officers and Directors

Robert L. Burch III, Director
Joe Grills, Director
Madeleine A. Kleiner, Director
Richard R. West, Director
Terry K. Glenn, President
Donald C. Burke, Vice President and Treasurer
Phillip S. Gillespie, Secretary

Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

Merrill Lynch Low Duration Fund, December 31, 2001

DEAR SHAREHOLDER

Investment Environment

The fixed-income markets had a very good year, posting solid total returns across all sectors. Unfortunately, equity investors did not fair as well with broad indexes such as the Standard & Poor’s 500 (S&P 500) Index and the NASDAQ Composite Index posting negative returns for the second consecutive year. The terrorist attacks on New York City and Washington, DC on September 11, 2001 dominated investment decisions as the fourth quarter of 2001 unfolded.

As we entered 2001, it seemed almost inconceivable that the US economy would enter a recession given the strong performance of the economy in 1999 and 2000. In fact, in the United States, gross domestic product growth was as strong as 5.6% in the second quarter of 2000 and 4.1% for the year, while global growth was a solid 4.6%. However, as the US economy slowed, corporations began to dramatically cut capital investment and a series of events began to unfold, which led to massive corporate restructurings, resulting in corporations acting aggressively to reduce costs and improve margins. Business inventories were reduced by $125 billion in the first three quarters of 2001, and the unemployment rate rose almost 2% from 3.9% to 5.8%. The manufacturing sector also continued to deteriorate as the National Association of Purchasing Managers Index declined to 39.82 at the end of October 2001. In addition, business and consumer confidence plunged and retail sales also showed huge declines. As the year 2001 came to a close, some of these indicators rebounded off their lows.

In response to the economy’s weakness, the Federal Reserve Board and Congress implemented an unprecedented double dose of monetary and fiscal stimulus. As the economy slowed and, according to the National Bureau of Economic Research, officially entered a recession in March 2001, the Federal Reserve Board lowered interest rates from 6.5% to 1.75%, a total of 450 basis points (4.50%). This aggressive easing of monetary policy led to a dramatic steepening of the yield curve as two-year US Treasury interest rates plunged more than 200 basis points from 5.15% to 3%, while 30-year US Treasury notes were virtually unchanged from beginning-year levels of 5.44%-5.47%. Surprisingly, the housing market held up very well as interest rates declined and spurred a huge refinancing wave along with impressive gains in existing and new home sales. Congress also reacted remarkably quickly in passing a tax cut to be phased in over six years and a tax rebate that injected $40 billion into consumers’ pockets. Congress also implemented a $65 billion ($15 billion to the airline industry and $50 billion to general business) emergency relief package after the events of September 11 to those industries directly affected by the terrorist attacks. This fiscal policy shift, along with the weak economy, caused the Government to become a net borrower as opposed to a net lender.

On the international front, the story was similar to the United States, but it appears that both the United Kingdom and the Eurozone area will avoid a recession, although growth slowed from 2.9% to 2.1% and from 3.4% to 1.5%, respectively. In the Eurozone, interest rates were reduced by 150 basis points, and in the United Kingdom, interest rates were reduced by 200 basis points, which helped temper the decline. However, critics argued that their policy response was not as aggressive as it should have been. Japan continues to be mired in a recession as structural reforms in their banking system have yet to take place and a more immediate threat continues to be deflation. Worldwide weakness will only make the US economic recovery that much more difficult as the United States will not be able to rely on export growth.

Investment-grade corporate issues remained at historically wide levels compared to the last few years when spreads were considerably narrower. For example, in 1998 they averaged about 80 basis points relative to US Treasury notes, while in 1999 they averaged about 110 basis points off of US Treasury notes. Throughout 2001,

Merrill Lynch Low Duration Fund, December 31, 2001

investment-grade corporate spreads started and ended the year almost unchanged but experienced volatility during the year. The investment-grade sector tightened about 35 basis points relative to US Treasury notes, declining from 185 basis points to 150 basis points by the middle of August, then completely reversed course by year end to finish unchanged. However, with the corporate sectors, huge yield advantage, the broad-based Merrill Lynch Corporate Master Index outperformed the Merrill Lynch US Treasury Master Index by almost 400 basis points. At the shorter end of the yield curve, the results were similar with the Merrill Lynch 1-3 Year Corporate Master Index outperforming the Merrill Lynch 1-3 Year US Treasury Index by more than 125 basis points. Other spread sectors such as mortgage-backed securities (MBS) and asset-backed securities (ABS) also did well, but not as well as the corporate market.

Portfolio Matters

For the six-month period ended December 31, 2001, the Fund’s Class A, Class B, Class C and Class D Shares had total returns of +3.45%, +3.10%, +2.99% and +3.43%, respectively. (Fund results do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 and 5 of this report to shareholders.) The Fund’s performance was helped by the significant yield advantage of spread sectors but was hurt by the steepening of the yield curve. We believed that spread sectors presented an opportunity as we moved into the fourth quarter of 2001. Therefore, we reduced the Fund’s exposure in US Treasury issues from 16% of portfolio assets to 2% and amortizing securities such as agency MBS from 11% to 5%. We also reduced non-agency MBS from 12% to 10%. We then increased our exposure in corporate issues and ABS from 26% to 44% and from 19% to 25%, respectively.

During the six-month period ended December 31, 2001, we pared back the Fund’s duration from 2.09 years to 1.87 years. We viewed the dramatic decline in interest rates in 2001 as an opportunity to reduce interest rate exposure in the portfolio.

Going forward, we are positioning the Fund to take advantage of “rolling down the yield curve” and sectors that are likely to improve as the economy changes from a recession to moderate growth.

In Conclusion

We appreciate your support of Merrill Lynch Low Duration Fund, and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

Terry K. Glenn
President

Patrick Maldari
Portfolio Manager

Frank Viola
Portfolio Manager

February 7, 2002

The Fund’s transfer agency fee schedule has been amended. Under the revised schedule, the fees payable to Financial Data Services, Inc., the transfer agent for the Fund, now range from $16 to $23 per shareholder account (depending upon the level of service required) or 0.10% of account assets for certain accounts that participate in certain fee-based programs.

Merrill Lynch Low Duration Fund, December 31, 2001

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

•	Class A Shares incur a maximum initial sales charge (front-end load) of 3% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

•	Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.65% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

•	Class C Shares are subject to a distribution fee of 0.65% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

•	Class D Shares incur a maximum initial sales charge of 3% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the “Recent Performance Results” and “Average Annual Total Return” tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Portfolio’s investment adviser pays annual operating expenses of the Fund’s Class A, Class B, Class C, and Class D Shares in excess of .58%, 1.48%, 1.48% and .83%, respectively, of the average net assets of each Class. If the investment adviser did not pay such expenses, net returns would be lower. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Recent Performance Results*

	6-Month	12-Month	Since Inception	Standardized
As of December 31, 2001	Total Return	Total Return	Total Return	30-Day Yield

ML Low Duration Fund Class A Shares*	+3.45%	+7.73%	+ 9.61%	4.12%

ML Low Duration Fund Class B Shares*	+3.10	+6.82	+ 8.41	3.35

ML Low Duration Fund Class C Shares*	+2.99	+6.76	+ 8.24	3.36

ML Low Duration Fund Class D Shares*	+3.43	+7.38	+ 9.20	3.88

Merrill Lynch 1-3 Year US Treasury Note Index**	+4.17	+8.30	+10.63	—

*	Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund’s inception date is 10/06/00.

**	This unmanaged Index is comprised of Treasury securities with maturities of one to three years. Since inception total return is from 10/31/00.

Merrill Lynch Low Duration Fund, December 31, 2001

Average Annual Total Return

	% Return Without	% Return With
	Sales Charge	Sales Charge**

Class A Shares*

One Year Ended 12/31/01	+7.73%	+4.49%

Inception (10/06/00) through 12/31/01	+7.71	+5.09

*	Maximum sales charge is 3%.

**	Assuming maximum sales charge.

	% Return	% Return
	Without CDSC	With CDSC**

Class B Shares*

One Year Ended 12/31/01	+6.82%	+2.82%

Inception (10/06/00) through 12/31/01	+6.76	+4.36

*	Maximum contingent deferred sales charge is 4% and is reduced to 0% after four years.

**	Assuming payment of applicable contingent deferred sales charge.

	% Return	% Return
	Without CDSC	With CDSC**

Class C Shares*

One Year Ended 12/31/01	+6.76%	+5.76%

Inception (10/06/00) through 12/31/01	+6.62	+6.62

*	Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.

**	Assuming payment of applicable contingent deferred sales charge.

	% Return Without	% Return With
	Sales Charge	Sales Charge**

Class D Shares*

One Year Ended 12/31/01	+7.38%	+4.16%

Inception (10/06/00) through 12/31/01	+7.38	+4.77

*	Maximum sales charge is 3%.

**	Assuming maximum sales charge.

Merrill Lynch Low Duration Fund, December 31, 2001

STATEMENT OF ASSETS AND LIABILITIES

MERRILL LYNCH LOW DURATION FUND

As of December 31, 2001
Assets:

Investment in Low Duration Master Portfolio, at value (identified cost—$97,143,678)		$96,683,448

Prepaid registration fees and other assets		24,206

Total assets		96,707,654

Liabilities:

Payables:

Dividends to shareholders	$215,821

Distributor	54,023

Administrator	5,896	275,740

Accrued expenses and other liabilities		37,644

Total liabilities		313,384

Net Assets:

Net assets		$96,394,270

Net Assets Consist of:

Class A Shares of Common Stock, $.01 par value, 100,000,000 shares authorized		$11,338

Class B Shares of Common Stock, $.01 par value, 200,000,000 shares authorized		31,469

Class C Shares of Common Stock, $.01 par value, 100,000,000 shares authorized		45,035

Class D Shares of Common Stock, $.01 par value, 100,000,000 shares authorized		6,193

Paid-in capital in excess of par		96,631,909

Accumulated investment loss—net		(19,813)

Undistributed realized capital gains on investments from the Portfolio—net		148,369

Unrealized depreciation on investments from the Portfolio—net		(460,230)

Net assets		$96,394,270

Net Asset Value:

Class A—Based on net assets of $11,649,923 and 1,133,846 shares outstanding		$10.27

Class B—Based on net assets of $32,249,043 and 3,146,903 shares outstanding		$10.25

Class C—Based on net assets of $46,137,732 and 4,503,454 shares outstanding		$10.24

Class D—Based on net assets of $6,357,572 and 619,346 shares outstanding		$10.26

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, December 31, 2001

STATEMENT OF OPERATIONS

MERRILL LYNCH LOW DURATION FUND

For the Six Months Ended December 31, 2001

Investment Income From the Portfolio—Net:

Net investment income allocated from the Portfolio:

Interest		$1,331,998

Dividends		19,805

Expenses		(71,990)

Net investment income from the Portfolio		1,279,813

Expenses:

Account maintenance and distribution fees—Class C	$94,723

Account maintenance and distribution fees—Class B	79,493

Administration fees	57,878

Printing and shareholder reports	22,067

Registration fees	15,960

Professional fees	11,096

Offering costs	8,735

Transfer agent fees—Class C	5,295

Transfer agent fees—Class B	4,700

Account maintenance fees—Class D	3,296

Transfer agent fees—Class A	1,204

Transfer agent fees—Class D	592

Other	3,271

Total expenses before reimbursement	308,310

Reimbursement of expenses	(68,438)

Total expenses after reimbursement		239,872

Investment income—net		1,039,941

Realized & Unrealized Gain (lost) from the Portlolio Investments—Net:

Realized gain on investments from the Portfolio—net		208,916

Change in unrealized appreciation/depreciation on investments from the Portfolio—net		(460,937)

Net Increase in Net Assets Resulting from Operations		$787,920

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, December 31, 2001

STATEMENTS OF CHANGES IN NET ASSETS

MERRILL LYNCH LOW DURATION FUND

	For the Six	For the Period
	Months Ended	Oct. 6, 2000†
	December 31,	to June 30,
Increase (Decrease) in Net Assets:	2001	2001

Operations:

Investment income—net	$1,039,941	$107,700

Realized gain (loss) on investments from the Portfolio—net	208,916	(3,969)

Change in unrealized appreciation/depreciation on investments from the Portfolio—net	(460,937)	707

Net increase in net assets resulting from operations	787,920	104,438

Dividends & Distributions to Shareholders:

Investment income—net:

Class A	(130,350)	(18,264)

Class B	(398,716)	(38,105)

Class C	(467,553)	(47,547)

Class D	(66,858)	(1,817)

Realized gain on investments from the Portfolio—net:

Class A	(7,129)	—

Class B	(18,973)	—

Class C	(26,954)	—

Class D	(3,853)	—

Net decrease in net assets resulting from dividends and distributions to shareholders	(1,120,386)	(105,733)

Capital Share Transactions:

Net increase in net assets derived from capital share transactions	85,532,885	11,145,146

Net Assets:

Total increase in net assets	85,200,419	11,143,851

Beginning of period	11,193,851	50,000

End of period*	$96,394,270	$11,193,851

* Undistributed (accumulated) investment income (loss)—net	$(19,813)	$3,723

†	Commencement of operations.

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

MERRILL LYNCH LOW DURATION FUND

	Class A				Class B
The following per share data and ratios have
been derived from information provided in			For the Period				For the Period
the financial statements.	For the Six		Oct. 6, 2000†		For the Six		Oct. 6, 2000†
	Months Ended		to		Months Ended		to
Increase (Decrease) in Net Asset Value:	Dec. 31, 2001		June 30, 2001		Dec. 31, 2001		June 30, 2001

Per Share Operating Performance:

Net asset value, beginning of period	$10.21		$10.00		$10.18		$10.00

Investment income—net	.26††		.40		.22††		.33

Realized and unrealized gain on investments from the Portfolio—net	.09		.19		.10		.18

Total from investment operations	.35		.59		.32		.51

Less dividends and distributions:

Investment income—net	(.28)		(.38)		(.24)		(.33)

Realized gain on investments—net	(.01)		—		(.01)		—

Total dividends and distributions	(.29)		(.38)		(.25)		(.33)

Net asset value, end of period	$10.27		$10.21		$10.25		$10.18

Total Investment Return:**

Based on net asset value per share	3.45	%‡	5.95	%‡	3.10	%‡	5.16	%‡

Ratios to Average Net Assets:

Expenses, net of reimbursement†††	.58	%*	.58	%*	1.48	%*	1.48	%*

Expenses†††	.88	%*	8.51	%*	1.78	%*	9.41	%*

Investment income—net	5.19	%*	6.00	%*	4.39	%*	5.10	%*

Supplemental Data:

Net assets, end of period (in thousands)	$11,650		$1,156		$32,248		$5,016

MERRILL LYNCH LOW DURATION FUND

	Class C				Class D
The following per share data and ratios have
been derived from information provided in			For the Period				For the Period
the financial statements.	For the Six		Oct. 6, 2000†		For the Six		Oct. 6, 2000†
	Months Ended		to		Months Ended		to
Increase (Decrease) in Net Asset Value:	Dec. 31, 2001		June 30, 2001		Dec. 31, 2001		June 30, 2001

Per Share Operating Performance:

Net asset value, beginning of period	$10.18		$10.00		$10.19		$10.00

Investment income—net	.22	†	.32		.25	†	.36

Realized and unrealized gain on investments from the Portfolio—net	.09		.18		.10		.19

Total from investment operations	.31		.50		.35		.55

Less dividends and distributions:

Investment income—net	(.24)		(.32)		(.27)		(.36)

Realized gain on investments—net	(.01)		—		(.01)		—

Total dividends and distributions	(.25)		(.32)		(.28)		(.36)

Net asset value, end of period	$10.24		$10.18		$10.26		$10.19

Total Investment Return:**

Based on net asset value per share	2.99	%‡	5.10	%‡	3.43	%‡	5.58	%‡

Ratios to Average Net Assets:

Expenses, net of reimbursement†††	1.48	%*	1.48	%*	.83	%*	.83	%*

Expenses†††	1.78	%*	9.41	%*	1.13	%*	8.76	%*

Investment income—net	4.35	%*	5.10	%*	4.96	%*	5.75	%*

Supplemental Data:

Net assets, end of period (in thousands)	$46,138		$4,754		$6,358		$268

*	Annualized.

**	Total investment returns exclude the effects of sales charges. The Portfolio’s investment adviser reimbursed a portion of the Fund’s expenses. Without such reimbursement, the Fund’s performance would have been lower.

†	Commencement of operations.

††	Based on average shares outstanding.

†††	Includes the Fund’s share of the Portfolio’s allocated expenses.

‡	Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, December 31, 2001

NOTES TO FINANCIAL STATEMENTS

MERRILL LYNCH LOW DURATION FUND

1. Significant Accounting Policies:

Merrill Lynch Low Duration Fund (the “Fund”) is a fund of Merrill Lynch Investment Managers Funds, Inc. (the “Company”). The Company is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company, which is organized as a Maryland Corporation. The Fund seeks to achieve its investment objective by investing all of its assets in Low Duration Master Portfolio (the “Portfolio”) of Fund Asset Management Master Trust, which has the same investment objective as the Fund. The value of the Fund’s investment in the Portfolio reflects the Fund’s proportionate interest in the net assets of the Portfolio. The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund’s financial statements. The Fund’s financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The percentage of the Portfolio owned by the Fund at December 31, 2001 was 30.9%. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares, and the additional incremental transfer agency costs resulting from the deferred sales charge arrangements. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a)  Valuation of investments—The Fund records its investment in the Portfolio at fair value. Valuation of securities held by the Portfolio is discussed in Note 1a of the Portfolio’s Notes to Financial Statements, which are included elsewhere in this report.

(b)  Investment income and expenses—The Fund records daily its proportionate share of the Portfolio’s income, expenses and realized and unrealized gains and losses. In addition, the Fund accrues its own expenses.

(c)  Income taxes—It is the Fund’s policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to shareholders. Therefore, no Federal income tax provision is required.

(d)  Prepaid registration fees—Prepaid registration fees are charged to expense as the related shares are issued.

(e)  Dividends and distributions—Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(f)  Investment transactions—Investment transactions in the Portfolio are accounted for on a trade date basis.

2.     Transactions with Affiliates:

The Company has entered into an Administrative Services Agreement with Fund Asset Management, L.P. (“FAM”). The general partner of FAM is Princeton Services, Inc. (“PSI”), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML & Co.”), which is the limited partner. The Fund pays a monthly fee at an annual rate of .25% of the Fund’s average daily net assets for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund. FAM has contractually agreed to pay all annual operating expenses of Class A, Class B, Class C and Class D Shares in excess of .58%, 1.48%, 1.48% and .83%, respectively, as applied to the daily net assets of each class through December 31, 2001. For the six months ended December 31, 2001, FAM earned fees of $57,878, all of which was waived. Also, FAM reimbursed the Fund $10,560 for additional expenses.

The Company has also entered into a Distribution Agreement and Distributions Plans with FAM Distributors, Inc. (“FAMD”

Merrill Lynch Low Duration Fund, December 31, 2001

or the “Distributor”), an indirect, wholly-owned subsidiary of Merrill Lynch Group, Inc.

Pursuant to the Distribution Plans adopted by the Company in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

	Account	Distribution
	Maintenance Fee	Fee

Class B	25%	65%

Class C	25%	65%

Class D	25%	—

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

Financial Data Services, Inc. (“FDS”), an indirect, wholly-owned subsidiary of ML & Co., is the Fund’s transfer agent.

Certain officers and/or directors of the Company are officers and/or directors of FAM, PSI, FAMD, FDS, and/or ML & Co.

3.     Investments:

Increases and decreases in the Fund’s investment in the Portfolio for the six months ended December 31, 2001 were $91,975,836 and $8,534,652, respectively.

4.     Capital Share Transactions:

Net increase in net assets derived from capital share transactions was $85,532,885 and $11,145,146 for the six months ended December 31, 2001 and for the period October 6, 2000 to June 30, 2001, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the Six Months		Dollar
Ended December 31, 2001	Shares	Amount

Shares sold	1,132,477	$11,721,850

Shares issued to shareholders in reinvestment of dividends and distributions	3,140	32,332

Total issued	1,135,617	11,754,182

Shares redeemed	(115,045)	(1,187,283)

Net increase	1,020,572	$10,566,899

Class A Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	173,151	$1,762,124

Shares issued to shareholders in reinvestment of dividends	843	8,592

Total issued	173,994	1,770,716

Shares redeemed	(61,970)	(632,464)

Net increase	112,024	$1,138,252

† Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

Class B Shares for the Six Months		Dollar
Ended December 31, 2001	Shares	Amount

Shares sold	2,894,389	$29,778,350

Shares issued to shareholders in reinvestment of dividends and distributions	13,362	137,172

Total issued	2,907,751	29,915,522

Automatic conversion of shares	(601)	(6,170)

Shares redeemed	(253,035)	(2,607,673)

Net increase	2,654,115	$27,301,679

Class B Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	505,950	$5,157,989

Shares issued to shareholders in reinvestment of dividends	535	5,433

Total issued	506,485	5,163,422

Shares redeemed	(14,947)	(152,061)

Net increase	491,538	$5,011,361

†	Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

Merrill Lynch Low Duration Fund, December 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

MERRILL LYNCH LOW DURATION FUND

Class C Shares for the Six Months		Dollar
Ended December 31, 2001	Shares	Amount

Shares sold	4,231,596	$43,564,607

Shares issued to shareholders in reinvestment of dividends and distributions	30,481	312,808

Total issued	4,262,077	43,877,415

Shares redeemed	(225,786)	(2,328,625)

Net increase	4,036,291	$41,548,790

Class C Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	469,684	$4,778,403

Shares issued to shareholders in reinvestment of dividends	2,917	29,619

Total issued	472,601	4,808,022

Shares redeemed	(6,688)	(68,624)

Net increase	465,913	$4,739,398

† Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

Class D Shares for the Six Months		Dollar
Ended December 31, 2001	Shares	Amount

Shares sold	615,300	$6,344,663

Automatic conversion of shares	600	6,170

Shares issued to shareholders in reinvestment of dividends and distributions	3,641	37,444

Total issued	619,541	6,388,277

Shares redeemed	(26,495)	(272,760)

Net increase	593,046	$6,115,517

Class D Shares for the Period		Dollar
October 6, 2000† to June 30, 2001	Shares	Amount

Shares sold	27,985	$286,064

Shares issued to shareholders in reinvestment of dividends	169	1,725

Total issued	28,154	287,789

Shares redeemed	(3,104)	(31,654)

Net increase	25,050	$256,135

† Prior to October 6, 2000 (commencement of operations), the Fund issued 1,250 shares to FAM for $12,500.

SCHEDULE OF INVESTMENTS	(in US dollars)

	Low Duration Master Portfolio

		Face
	Industries	Amount	Investments	Value
CORPORATE BONDS & NOTES--41.1%	Airlines--0.0%	$150,000	Delta Airlines, 9.90% due 1/02/2002	$150,000

	Banks--7.1%	5,000,000	Bank of America Corporation, 4.75% due 10/15/2006	4,894,400

		5,000,000	First Security Corporation—Delaware, 5.875% due 11/01/2003	5,206,700

		5,000,000	US Bancorp, 6.875% due 12/01/2004	5,322,050

		6,500,000	Wells Fargo Company, 6.625% due 7/15/2004	6,879,340

				22,302,490

	Cable Television Services--1.0%	2,940,000	Comcast Cable Communications, 6.375% due 1/30/2006	3,024,407

	Defense--1.1%	3,240,000	Litton Industries Inc., 6.05% due 4/15/2003	3,313,548

	Electric--Integrated--0.3%	1,000,000	Americana Electric Power, 5.50% due 5/15/2003	1,010,970

	Electronics Distribution--0.6%	2,000,000	Detroit Edison Company, 5.05% due 10/01/2005	1,980,316

	Financial Services--20.3%	5,000,000	Associates Corp. NA, 5.75% due 11/01/2003	5,206,350

		4,475,000	Bear Stearns Companies Inc., 6.15% due 3/02/2004	4,615,738

		3,100,000	CIT Group Inc., 5.625% due 5/17/2004	3,187,265

		1,425,000	Citigroup Inc., 5.70% due 2/06/2004	1,479,079

			Countrywide Home Loan:

		1,600,000	5.25% due 5/22/2003	1,639,968

		2,400,000	5.25% due 6/15/2004	2,445,816

		1,450,000	Donaldson, Lufkin & Jenrette Inc., 6.875% due 11/01/2005	1,536,551

			Ford Motor Credit Company:

		5,750,000	5.75% due 2/23/2004	5,754,197

		4,400,000	7.60% due 8/01/2005	4,526,104

			General Motors Acceptance Corp.:

		5,000,000	7.625% due 6/15/2004	5,288,200

		4,000,000	6.85% due 6/17/2004	4,158,960

		5,700,000	Household Financial Corporation, 6.50% due 1/24/2006	5,860,113

		5,000,000	International Lease Finance Corporation, 5.50% due 6/07/2004	5,049,600

		5,000,000	Lehman Brothers Holdings, Inc., 6.625% due 4/01/2004	5,266,750

Merrill Lynch Low Duration Fund, December 31, 2001

SCHEDULE OF INVESTMENTS (continued)	(in US dollars)

	Low Duration Master Portfolio

		Face
	Industries	Amount	Investments	Value
CORPORATE BONDS & NOTES (concluded)	Financial Services (concluded)		Pemex Finance Ltd.:

		$360,000	9.14% due 8/15/2004	$375,667

		3,421,250	8.45% due 2/15/2007	3,591,697

		3,350,000	Salomon Inc., 6.75% due 8/15/2003	3,533,144

				63,515,199

	Foods--0.4%	1,200,000	Conagra Inc., 7.40% due 9/15/2004	1,284,828

	Insurance--1.2%	3,500,000	Marsh & McLennan Companies Inc., 6.625% due 6/15/2004	3,694,600

	Manufacturing--0.6%	1,725,000	Bombardier Capital Ltd., 6% due 1/15/2002 (c)	1,726,646

	Oil--Integrated--3.1%	2,400,000	Ashland Inc., 2.581% due 3/07/2003 (a)	2,362,378

		5,250,000	Occidental Petroleum Corp. (MOPPRS), 6.40% due 4/01/2003 (a)	5,367,863

		2,000,000	Williams Companies Inc., 6.20% due 8/01/2002	2,024,840

				9,755,081

	Pipelines--0.6%	1,850,000	Mapco Inc., 8.70% due 5/15/2002	1,888,702

	Real Estate Investment Trust--0.3%	1,000,000	Avalonbay Communities, 6.58% due 2/15/2004	1,011,670

	Telecommunications--1.7%	5,000,000	WorldCom, Inc., 7.55% due 4/01/2004	5,244,050

	Telephone--1.6%	5,000,000	Qwest Capital Funding, 5.875% due 8/03/2004	4,949,485

	Trucking & Leasing--1.2%	3,650,000	Amerco, 8.80% due 2/04/2005	3,741,688

			Total Corporate Bonds & Notes (Cost—$127,628,962)	128,593,680

GOVERNMENT AGENCY MORTGAGE-BACKED SECURITIES**-- 2.9%	Collateralized Mortgage Obligations--2.9%		Fannie Mae:

		712,102	1993-6 S, 19.495% due 1/25/2008 (a)	845,954

		30,000	1994-60 D, 7% due 4/25/2024	30,106

		87,818	1997-59 SU, 11.119% due 9/25/2023 (a)	87,841

		2,750,000	G94-9 PH, 6.50% due 9/17/2021	2,857,552

			Freddie Mac:

		653,042	1241 J, 7% due 9/15/2021	657,229

		142,184	1564-SB, 10.66% due 8/15/2008 (a)	143,785

		71,000	1617-D, 6.50% due 11/15/2023	68,283

		267,806	2295-SJ, 19.189% due 3/15/2031 (a)	274,034

		4,000,000	Government National Mortgage Association, 2001-7 TV, 6% due 2/20/2025	4,090,000

				9,054,784

	Stripped Mortgage-Backed Securities--0.0%		Fannie Mae (b):

		14,370	1993-72 J, 6.50% due 12/25/2006	75

		395,033	1998-48 CL, 6.50% due 8/25/2028	32,722

				32,797

			Total Government Agency Mortgage-Backed Securities (Cost—$8,860,395)	9,087,581

Merrill Lynch Low Duration Fund, December 31, 2001

SCHEDULE OF INVESTMENTS (continued)	(in US dollars)

	Low Duration Master Portfolio

		Face
	Industries	Amount	Investments	Value
GOVERNMENT AGENCY OBLIGATIONS-- 14.7%		2,219,671	Fannie Mae, 6% due 10/25/2013	2,275,385

		9,280,000	Federal Farm Credit Bank, 5.15% due 3/05/2004	9,597,562

		10,900,000	Federal Home Loan Bank, 5.125% due 1/13/2003	11,177,623

			Freddie Mac:

		20,000,000	3.25% due 12/15/2003	19,990,600

		2,980,718	6% due 11/15/2021	3,023,163

			Total Government Agency Obligations (Cost—$45,477,277)	46,064,333

ASSET-BACKED SECURITIES--22.9%		5,000,000	ARNC Auto Owner Trust, 2001-A A3, 3.76% due 10/17/2005	5,026,925

		1,699,639	Asset-Backed Funding Certificates, 1999-1 A2F, 7.641% due 10/25/2030	1,778,877

		2,794,854	Banc of America Commercial Mortgage Inc., 2000-1 A1A, 7.109% due 11/15/2008	2,964,885

		204,829	CPS Auto Trust, 1998-1 A, 6% due 8/15/2003	204,664

			Centex Home Equity:

		3,296,000	2001-B A2, 5.35% due 10/25/2022	3,353,680

		4,000,000	2001-C A2, 3.94% due 2/25/2025	3,980,549

		1,612,611	CityScape Home Equity Loan Trust, 1996-4 A10, 7.40% due 9/25/2027	1,681,683

		583,062	Countrywide Home Equity Loan Trust, 1999-A, 2.14% due 4/15/2025 (a)	583,066

		5,000,000	Daimler Chrysler Auto Trust, 2001-D A4, 3.78% due 2/06/2007	4,894,733

			Duck Auto Grantor Trust:

		2,003,053	2000-B A, 7.26% due 5/15/2005	2,023,396

		744,043	2001-B A, 4.737% due 10/17/2005	756,249

		2,521,619	First Union-Lehman Brothers Commercial Mortgage, 1997-C1 A1, 7.15% due 4/18/2029	2,610,983

		1,200,766	First Union NB-Bank of America Commercial Mortgage Trust, 2001-C1 A1, 5.711% due 3/15/2033	1,179,565

		4,427,739	GS Mortgage Securities Corporation II, 1998-C1 A1, 6.06% due 10/18/2030	4,569,146

		1,156,306	Green Tree Recreational, Equipment & Consumer Trust, 1996-C A1, 2.136% due 10/15/2017	1,157,243

		2,500,000	Harley-Davidson Motorcycle Trust, 2001-2 A2, 4.72% due 6/15/2009	2,535,408

		2,250,000	IndyMac Home Equity Loan Asset-Backed Trust, 2001-B AF3, 5.692% due 3/25/2027 (a)	2,291,836

		5,000,000	John Deere Owner Trust, 2001-A A3, 3.26% due 10/17/2005	4,968,201

		2,590,000	M & I Auto Loan Trust, 2001-1 A4, 4.97% due 3/20/2007	2,625,309

		2,750,000	Nomura Asset Securities Corporation, 1995-MD3 A1B, 8.15% due 3/04/2020	2,977,080

		6,595,000	PSE&G Transition Funding LLC, 2001-1 A2, 5.74% due 3/15/2007	6,854,108

			Resolution Trust Corporation:

		5,517,423	1994-C1 E, 8% due 6/25/2026	5,492,675

		1,633,229	1994-C1 F, 8% due 6/25/2026	1,625,902

		3,527,996	1994-C2 G, 8% due 4/25/2025	3,510,356

		2,000,000	USAA Auto Owner Trust, 2001-2 A3, 3.20% due 2/15/2006	1,985,846

			Total Asset-Backed Securities (Cost—$66,018,169)	71,632,365

Merrill Lynch Low Duration Fund, December 31, 2001

SCHEDULE OF INVESTMENTS (continued)	(in US dollars)

	Low Duration Master Portfolio (concluded)

		Face
		Amount	Investments	Value
NON-AGENCY MORTGAGE-BACKED SECURITIES--15.0%	Non-Agency Mortgage- Backed Securities--14.6%	$315,324	Advanta Mortgage Loan Trust, 1998-2 A17, 6.05% due 9/25/2018	$321,688

			Bank of America Mortgage Securities:

		2,914,822	2000-A A1, 6.948% due 1/25/2031 (a)	2,973,119

		3,950,000	2001-B A2, 6.069% due 6/25/2031	3,979,625

		406,176	Blackrock Capital Finance LP, 1997-R2 AP, 9.529% due 12/25/2035 (a)	426,421

			CS First Boston Mortgage Securities Corporation:

		9,329,959	1995-WF1 AX, 1.338% due 12/21/2027 (a)(b)	141,951

		5,000,000	2001-CK6 A1, 4.393% due 7/15/2006	5,000,000

		5,063,762	Chase Commercial Mortgage Securities Corporation, 1998-2 A1, 6.025% due 11/18/2030	5,211,754

		1,626,891	Chase Mortgage Finance Corporation, 1998-S4 A3, 6.55% due 8/25/2028	1,651,066

		526,164	Citicorp Mortgage Securities, Inc., 1994-4 A6, 6% due 2/25/2009	533,830

		4,000	Countrywide Funding Corp., 1994-17 A9, 8% due 7/25/2024	4,193

			Countrywide Home Loans:

		49,064	1998-3 A1, 6.80% due 4/25/2028	49,490

		1,691,553	2000-1 A1, 7.50% due 2/25/2030	1,703,343

		8,138	Equicon Home Equity Loan Trust, 1994-2 A7, 2.65% due 11/18/2025 (a)	8,139

		5,984,000	GE Capital Mortgage Services, Inc., 1996-5 A4, 6.75% due 3/25/2011	6,111,638

		146,536	Housing Securities Inc., 1994-2 B1, 6.50% due 7/25/2009	111,230

		1,444,336	Ocwen Residential MBS Corporation, 1998-R2 AP, 7.777% due 11/25/2034 (a)	1,427,636

		607,522	PNC Mortgage Securities Corp., 1997-3 1A5, 7% due 5/25/2027	606,933

		51,770	Prudential Home Mortgage Securities, 1993-36 A10, 7.25% due 10/25/2023	51,826

			Residential Funding Mortgage Securities I:

		8,215,392	2001-S15 A8, 6% due 7/25/2031	8,281,691

		4,625,956	2001-S24 A8, 5.50% due 10/25/2031	4,590,752

		46,510	Residential Funding Mortgage Securities Inc., 1993-S9 A8, 17.063% due 2/25/2008 (a)	52,517

		151,183	Salomon Brothers Mortgage Securities VI, 1986-1 A, 6% due 12/25/2011	152,315

			Structured Mortgage Asset Residential Trust:

		20,759	1991-1H, 8.25% due 6/25/2022	21,773

		48,221	1992-3A AA, 8% due 10/25/2007	50,421

		34,571	1993-5A AA, 10.191% due 6/25/2024 (a)	38,397

		418,868	Walsh Acceptance, 1997-2 A, 2.93% due 3/01/2027 (a)	251,321

		1,900,000	Washington Mutual, 2000-1 B1, 5.93% due 1/25/2040 (a)	1,866,453

				45,619,522

	Pass-Through Securities--0.0%	170,294	Citicorp Mortgage Securities, Inc., 1989-8 A1, 10.50% due 6/25/2019	186,746

	Stripped Mortgage-Backed Securities--0.4%	37,040,250	Asset Securitization Corporation, 1997-D5 ACS1, 2.091% due 2/14/2043 (a)(b)	377,381

		16,200,000	Saxon Asset Securities Trust, 2000-2 AIO, 6% due 7/25/2030 (b)	784,688

				1,162,069

			Total Non-Agency Mortgage-Backed Securities (Cost—$52,783,732)	46,968,337

Merrill Lynch Low Duration Fund, December 31, 2001

SCHEDULE OF INVESTMENTS (concluded)	(in US dollars)

		Shares
		Held

PREFERRED STOCK--0.3%		1,500	Home Ownership Funding 2	1,031,156

			Total Preferred Stock (Cost—$1,500,000)	1,031,156

		Face
		Amount

US TREASURY OBLIGATIONS--2.1%		$6,300,000	US Treasury Notes, 4.75% due 2/15/2004	6,504,750

			Total US Treasury Obligations (Cost—$6,316,816)	6,504,750

SHORT-TERM INVESTMENTS--1.3%	Commercial Paper*--1.3%	3,944,000	Textron Finance Corporation, 2.30% due 1/11/2002	3,941,766

			Total Short-Term Investments (Cost—$3,941,766)	3,941,766

			Total Investments (Cost—$312,527,117)—100.3%	313,823,968

			Time Deposit—0.1%***	142,239

			Liabilities in Excess of Other Assets—(0.4%)	(1,106,792)

			Net Assets—100.0%	$312,859,415

(a)	Floating rate note.

(b)	Represents the interest only portion of a mortgage-backed obligation.

(c)	The security may be offered and sold to “qualified institutional buyers” under Rule 144A of the Securities Act of 1933.

*	Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Portfolio.

**	Mortgage-Backed Securities are subject to principal paydowns as a result of prepayments or refinancings of the underlying instruments. As a result, the average life may be substantially less than the original maturity.

***	Time deposit bears interest at 0.55% and matures on 1/02/2002.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, December 31, 2001

STATEMENT OF ASSETS AND LIABILITIES

LOW DURATION MASTER PORTFOLIO

As of December 31, 2001

Assets:

Investments, at value (identified cost—$312,527,117)		$313,823,968

Time deposit		142,239

Cash		418

Receivables:

Interest	$3,419,112

Contributions	1,781,392

Paydowns	342,522	5,543,026

Prepaid expenses and other assets		608,682

Total assets		320,118,333

Liabilities:

Payables:

Withdrawals	7,178,967

Investment adviser	55,503	7,234,470

Accrued expenses		24,448

Total liabilities		7,258,918

Net Assets:

Net assets		$312,859,415

Net Assets Consist of:

Investors’ capital		$311,562,564

Unrealized appreciation on investments—net		1,296,851

Net assets		$312,859,415

See Notes to Financial Statements.

STATEMENT OF OPERATIONS

LOW DURATION MASTER PORTFOLIO

For the Six Months Ended December 31, 2001

Investment Income:

Interest		$8,985,178

Dividends		150,608

Total income		9,135,786

Expenses:

Investment advisory fees	$325,630

Accounting services	99,991

Professional fees	24,716

Trustees’ fees and expenses	10,716

Custodian fees	9,870

Pricing fees	8,220

Offering costs	841

Other	7,066

Total expenses		487,050

Investment income—net		8,648,736

Realized & Unrealized Gain on Investments — Net

Realized gain from investments—net		1,362,938

Change in unrealized appreciation on investments—net		897,601

Net Increase in Net Assets Resulting from Operations		$10,909,275

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, December 31, 2001

STATEMENTS OF CHANGES IN NET ASSETS

LOW DURATION MASTER PORTFOLIO

	For the Six	For the Period
	Months Ended	October 6,
	December 31,	2000† to
Increase (Decrease) in Net Assets:	2001	June 30, 2001

Operations:

Investment income—net	$8,648,736	$15,857,263

Realized gain (loss) on investments—net	1,362,938	(3,356,685)

Change in unrealized appreciation/depreciation on investments—net	897,601	5,905,623

Net increase in net assets resulting from operations	10,909,275	18,406,201

Capital Transactions:

Proceeds from contributions	232,998,050	745,455,292

Fair value of withdrawals	(236,562,085)	(458,397,418)

Net increase (decrease) in net assets derived from net capital transactions	(3,564,035)	287,057,874

Net Assets:

Total increase in net assets	7,345,240	305,464,075

Beginning of period	305,514,175	50,100

End of period	$312,859,415	$305,514,175

†	Commencement of operations.

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

LOW DURATION MASTER PORTFOLIO

	For the Six	For the Period
	Months Ended	October 6,
The following ratios have been derived from	December 31,	2000† to
information provided in the financial statements.	2001	June 30, 2001

Net Assets:

Ratios to Average

Expenses	.31%*	.30%*

Investment income—net	5.58%*	6.78%*

Supplemental Data:

Net assets, end of period (in thousands)	$312,859	$305,514

Portfolio turnover	44.19%	192.04%

•	Annualized.

†	Commencement of operations.

See Notes to Financial Statements.

Merrill Lynch Low Duration Fund, December 31, 2001

NOTES TO FINANCIAL STATEMENTS

LOW DURATION MASTER PORTFOLIO

         1.     Significant Accounting Policies:

Low Duration Master Portfolio (“the “Portfolio”) is a fund of Fund Asset Management Master Trust (the “Master Trust”). The Master Trust is registered under the Investment Company Act of 1940 and is organized as a Delaware business trust. The Declaration of Trust permits the Trustees to issue nontransferable interests in the Portfolio, subject to certain limitations. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Portfolio’s financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The following is a summary of significant accounting policies followed by the Portfolio.

(a)  Valuation of investments—Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities that are traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Trustees as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value, as determined in good faith by or under the direction of the Master Trust’s Board of Trustees.

(b)  Derivative financial instruments—The Portfolio may engage in various portfolio investment techniques to increase or decrease the level of risk to which the Portfolio is exposed more quickly and efficiently than transactions in other types of investments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

•     Financial futures contracts—The Portfolio may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Portfolio deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Portfolio agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Portfolio as unrealized gains or losses. When the contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c)  Income taxes—The Portfolio is classified as a partnership for Federal income tax purposes. As such, each investor in the Portfolio is treated as owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Portfolio. Accordingly, as a “pass through” entity, the Portfolio pays no income dividends or capital gains distributions. Therefore, no Federal income tax provision is required. It is intended that the Portfolio’s assets will be managed so an investor in the Portfolio can satisfy the requirements of subchapter M of the Internal Revenue Code.

Merrill Lynch Low Duration Fund, December 31, 2001

(d)  Security transactions and investment income—Security transactions are accounted for on the date the securities are purchased or sold (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income (including amortization of premium and discount) is recognized on the accrual basis.

2.     Investment Advisory Agreement and Transactions with Affiliates:

The Master Trust has entered into an Investment Advisory Agreement for the Portfolio with Fund Asset Management, L.P. (“FAM”). The general partner of FAM is Princeton Services, Inc. (“PSI”), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML & Co.”), which is the limited partner.

FAM is responsible for the management of the Portfolio’s investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Portfolio. For such services, the Portfolio pays a monthly fee based upon the average daily value of the Portfolio’s net assets at the annual rate of 0.21%.

For the six months ended December 31, 2001, the Portfolio reimbursed FAM $10,197 for certain accounting services.

Certain officers and/or trustees of the Master Trust are officers and/or directors of FAM, PSI, and/or ML & Co.

3.     Investments:

Purchases and sales of investments, excluding short-term securities, for the six months ended December 31, 2001 were $153,260,103 and $126,821,496, respectively.

Net realized gains (losses) for the six months ended December 31, 2001 and net unrealized gains as of December 31, 2001 were as follows:

	Realized	Unrealized
	Gains (Losses)	Gains

Long-term investments	$1,323,712	$1,296,851

Short-term investments	(336)	—

Financial futures contracts	39,562	—

Total investments	$1,362,938	$1,296,851

As of December 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $1,296,851, of which $3,603,900 related to appreciated securities and $2,307,049 related to depreciated securities. At December 31, 2001, the aggregate cost of investments for Federal income tax purposes was $312,527,117.

4.     Short-Term Borrowings:

The Master Trust on behalf of the Portfolio, along with certain other funds managed by FAM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Portfolio may borrow under the credit agreement to fund partner withdrawals and for other lawful purposes other than for leverage. The Portfolio may borrow up to the maximum amount allowable under the Portfolio’s current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Portfolio pays a commitment fee of .09% per annum based on the Portfolio’s pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund’s election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Portfolio did not borrow under the credit agreement during the six months ended December 31, 2001.